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                                                                       EXHIBIT 5


                          [ROGER M. BARZUN LETTERHEAD]


May 14, 2002

Sterling Construction Company, Inc.
2751 Centerville Road - Suite 3131
Wilmington, Delaware 19803

Gentlemen:

I am General Counsel of Sterling Construction Company, Inc. (the "Company") and in that capacity, this opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on May 14, 2002 on behalf of the Company under the Securities Act of 1933 relating to 700,000 shares of the common stock, $0.01 par value per share (the "Common Stock") of the Company issuable under the Company's 1998 Stock Incentive Plan (the "Plan").

I am familiar with the Company's Restated Certificate of Incorporation, By-Laws and its corporate minute book as well as the Registration Statement. I have also examined such other documents, records, certificates and made such further investigation as I have deemed necessary for the purposes of this opinion.

Based upon, and subject to the foregoing, I am of the opinion that the shares of Common Stock to be sold by the Company pursuant to the Plan in the form in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be duly authorized, validly issued, fully paid and nonassessable.

I understand that this opinion is to be used in connection with the Registration Statement and accordingly I consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the reference to me in Item 5 ("Interests of Named Experts and Counsel") of Part II of the Registration Statement

Very truly yours,
/s/ Roger M. Barzun